Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference by Shamir Optical industry Ltd. (“Shamir”) to its Registration Statements on Form S-8 (Registration Nos. 333-137628 and 333-145945), relating to Shamir’s Israeli Plan for the Allotment of Shares/Options for 2003, Stock Option Grant dated June 5, 2000, and 2005 General Share and Incentive Plan, of our report dated June 26, 2008, with respect to Shamir’s consolidated financial statements, which are included in Shamir’s Annual Report (Form 20-F) for the year ended December 31, 2007, and filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost, Forer, Gabbay and Kasierer KOST, FORER, GABBAY and KASIERER
June 26, 2008	A member of Ernst & Young Global